Exhibit 12.1


                          COMCAST CABLE COMMUNICATIONS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                                Years Ended December 31,

                                                                                         1996
                                                                                 Pro
                                                   1998           1997          Forma(1)        Actual
Earnings (loss) before fixed charges (2):

     Loss before extraordinary items               ($97.2)       ($112.1)       ($118.3)        ($22.6)

     Income tax benefit                             (35.8)         (43.6)         (50.2)          (4.5)

     Fixed charges                                  275.7          265.2          260.5          260.5
                                                   ------         ------         ------         ------

                                                   $142.7         $109.5          $92.0         $233.4
                                                   ======         ======         ======         ======

Fixed charges (2):

     Interest expense                              $223.6         $227.9         $228.4         $228.4

     Interest expense on notes payable
          to affiliates                              52.1           37.3           32.1           32.1
                                                   ------         ------         ------         ------

                                                   $275.7         $265.2         $260.5         $260.5
                                                   ======         ======         ======         ======

Ratio of earnings to fixed charges (3)               --             --             --             --

_______________________

(1) Pro forma ratio of earnings to fixed charges information is presented as if the Scripps Acquisition (as defined herein) occurred on January 1, 1996.

(2) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of loss before extraordinary items, income tax benefit, and fixed charges. Fixed charges consist of interest expense and interest expense on notes payable to affiliates.

(2) For the years ended December 31, 1998, 1997 and 1996, earnings, as defined above, were inadequate to cover fixed charges by $133.0 million, $155.7 million and $27.1 million, respectively. On a pro forma basis, for the year ended December 31, 1996, earnings, as defined above, were inadequate to cover fixed charges by $168.5 million.